STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

A21, INC.

WITH AND INTO

A21, INC.

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law (“DGCL”)

First: The name and jurisdiction of formation or organization of each of the constituent corporations to the Merger are as follows:

Name	State
a21, Inc.	Delaware
a21, Inc.	Texas

Second: An Agreement and Plan of Merger, dated as of July 7, 2006 (the “Merger Agreement”), between a21, Inc., a Texas corporation (“a21, Inc.-Texas”), and a21, Inc., a Delaware corporation (“a21, Inc.-Delaware”) has been approved, adopted, certified, executed and acknowledged by each of the named entities in accordance with Section 252 of the DGCL.

Third: a21, Inc.-Delaware is the surviving entity, and the name of the surviving entity will remain a21, Inc.

Fourth: A copy of the Merger Agreement is on file at the principal executive offices of a21, Inc.-Delaware, at 7660 Centurion Parkway, Jacksonville, Florida 32256, and will be furnished by a21, Inc., on request, and without cost, to any stockholder of a21, Inc.-Texas or any stockholder of a21, Inc.-Delaware.

Fifth: The merger of a21, Inc.-Texas with and into a21, Inc.-Delaware shall be effective at the time this Certificate of Merger is filed with the Office of the Secretary of State of the State of Delaware.

Dated: July 31, 2006

A21, INC., a Texas corporation

By:_/s/ Albert H. Pleus___________________
Name: Albert H. Pleus
Title: Chief Executive Officer

A21, Inc., a Delaware corporation

By:__/s/ Albert H. Pleus__________________
Name: Albert H. Pleus
Title: President, Secretary & Treasurer